Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Inquiries:	Lynne Baker
847/851-7006

Investor Inquiries:	Karen King
847/585-3899

CAREER EDUCATION CORPORATION ANNOUNCES FAVORABLE DECISION
FOR BROOKS INSTITUTE OF PHOTOGRAPHY

JUDGE INVALIDATES ACTIONS OF CALIFORNIA BUREAU

HOFFMAN ESTATES, IL, March 16, 2006 – Career Education Corporation (NASDAQ:CECO) announced today a victory in its Brooks Institute of Photography’s legal proceeding against a California higher education bureau. A trial judge has ruled that the California Bureau for Private Postsecondary Vocational Education (the Bureau) improperly issued Brooks Institute a Notice of Conditional Approval to Operate, and that the Notice is invalid.

“We are gratified that the judge thoughtfully addressed this matter and came to what we believe is the appropriate conclusion based upon the evidence,” said Dr. Greg Strick, President of Brooks Institute. “But more importantly, we hope that this will expedite resolution of the matter. We have always cooperated with the Bureau, despite its actions against us, and our students, faculty and administration will continue to do so. We have only wanted to be heard, to be treated fairly and to exercise our rights in the review process.”

In a 16-page, considered opinion, Judge Julie Cabos-Owen of the Office of Administrative Hearings found that the Bureau failed to follow the California Education Code and its own regulations. “[T]he Bureau violated the mandates of the statutes under which it was proceeding,” the judge held. “[T]he Bureau also ignored regulations which govern the duties of a visiting committee and an institution’s right to challenge the composition of the committee,” the judge said, “further circumventing procedural safeguards built into the qualitative review process.”

The Department of Consumer Affairs, which oversees the Bureau, notified Brooks Institute that it has not adopted Judge Cabos-Owen’s ruling and has requested additional briefing before deciding whether to adopt, reject, or change the administrative law decision.

“I am hopeful that in the interests of our school, our students, and the taxpayers of this state, the Department of Consumer Affairs will review the extensive record in this matter, along with the judge’s detailed and considered opinion setting forth the basis for her legal conclusions, and adopt the opinion in its entirety,” said Dr. Strick. “We will continue to be governed by the Bureau, and we welcome the opportunity to demonstrate to them the high quality of our educational programs, the exceptional student experience at our school, and the contributions we make to our local communities as well as to the fields of visual arts throughout the world.”

The Brooks Institute of Photography has just celebrated its 60th year educating students in the visual media. With a campus in Santa Barbara, California and a campus in Ventura with two sound stages for filmmaking, the school has over 2200 students pursuing Masters, Bachelors, Associates and diploma programs in fields such as photography, film and video production, visual communications and visual journalism. Graduates have gone on to work for distinguished organizations, such as National Geographic, Smithsonian, the Los Angeles Times and other national media outlets, Hallmark Publishing, Cousteau Society, HBO, Kodak and literally scores of other leaders in visual media fields.

“Our students and alumni have always been outstanding,” said Dr. Strick. “Many have garnered high acclaim and won national and international awards for their exceptional work; and many have shaped the future of the photography industry through their use of new techniques and technologies. Many have made a difference in other ways, as well—by giving to their communities through their photography, film or video abilities. We are proud of our legacy and look forward to another 60 years of visionary education.”

About Career Education Corporation

Career Education Corporation (www.careered.com), through its colleges, schools and universities, offers quality higher education to more than 100,000 students both on-campus and online in a variety of career-oriented disciplines. CEC reports and discusses its operating results in two separate segments: the Colleges, Schools and Universities segment, which represents the results of the campuses providing education on-ground, and the Online Education Group, which represents the results of its campuses providing education online.

The Colleges, Schools and Universities segment includes more than 70,000 students attending one of 80-plus campuses owned by CEC. The on-ground campuses are located throughout the U.S., Canada, France, the United Kingdom, and the United Arab Emirates and offer doctoral degree, master’s degree, bachelor’s degree, associate degree, and diploma programs in the career-oriented disciplines of business studies, visual communication and design technologies, health education, information technology, and culinary arts.

The Online Education Group segment includes more than 30,000 students attending the web-based virtual campuses of either American InterContinental University Online or Colorado Technical University Online. The online campuses of these two universities collectively offer a variety of degrees in information technology, computer science, business, visual communication, health sciences, criminal justice, and education.

Except for the historical and present factual information contained herein, the matters set forth in this release, including statements identified by words such as “anticipate,” “believe,” “plan,” “expect,” “intend,” “project,” “will,” and similar expressions, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on information currently available to us and are subject to various risks, uncertainties, and other factors, that could cause our actual growth, results of operations, performance and business prospects, and opportunities to differ materially from those expressed in, or implied by, these statements. Except as expressly required by federal securities laws, we undertake no obligation to update such factors or to publicly announce the results of any of the forward-looking statements contained herein to reflect future events, developments, or changed circumstances, or for any other reason. These risks and uncertainties, the outcome of which could materially and adversely affect our financial condition and operations, include, but are not limited to, the following: risks related to our ability to comply with, and the impact of changes in, legislation and regulations that affect our ability to participate in student financial aid programs; costs, risks and effects of legal and administrative proceedings and investigations and governmental regulations, including the pending Securities and Exchange Commission and Justice Department investigations and, class action, derivative, and other lawsuits; risks related to our ability to comply with accrediting agency requirements or obtain accrediting agency approvals; costs and difficulties related to the integration of acquired businesses; risks related to our ability to manage and continue growth; future financial and operational results; risks related to competition, general economic conditions, and other risk factors relating to our industry and business, and the factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2004, and from time to time in our other reports filed with the Securities and Exchange Commission.